                                                                   Exhibit 10.12


                            STOCK PURCHASE AGREEMENT

                                 by and between

                           SONY CORPORATION OF AMERICA

                                       and

                         GENERAL INSTRUMENT CORPORATION

                                November 30, 1998


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                                TABLE OF CONTENTS
                                -----------------

                                                                          PAGE

ARTICLE I   TERMS OF PURCHASE AND SALE.....................................1

    1.1 Purchase and Sale of Shares........................................1
    1.2 The Closing........................................................1

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................2

    2.1 Corporate Organization.............................................2
    2.2 Capitalization.....................................................2
    2.3 Authority; No Violation............................................2
    2.4 Consents and Approvals.............................................3
    2.5 SEC Reports; Financial Statements..................................4
    2.6 Compliance with Laws...............................................4
    2.7 Absence of Certain Changes or Events...............................4
    2.8 Legal Proceedings..................................................4
    2.9 Brokers and Finders................................................5
    2.10 No Other Representations or Warranties............................5

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PURCHASER..................5

    3.1 Corporate Organization.............................................5
    3.2 Authority; No Violation............................................5
    3.3 Consents and Approvals.............................................6
    3.4 Investment Intent..................................................6
    3.5 Financial Ability..................................................6
    3.6 Compliance with Laws; Legal Proceedings............................6
    3.7 Available Funds....................................................7
    3.8 Brokers............................................................7

ARTICLE IV   PRE-CLOSING COVENANTS.........................................7

    4.1 Undertakings.......................................................7
    4.2 Access.............................................................7
    4.3 Share Listing......................................................7

ARTICLE V   ADDITIONAL AGREEMENTS..........................................8

    5.1 Restrictions on Transfer; Right of First Offer.....................8
    5.2 Rights in the Event of a Public Offering; Closing Matters, etc....11
    5.3 Standstill........................................................13
    5.4 Registration Rights...............................................13
    (a) Demand Registration Rights........................................13
    (b) "Piggyback" Registrations.........................................15


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    (c) The Company's Obligations in Registration.........................17
    (d) Payment of Registration Expenses..................................21
    (e) Information from Holders..........................................21
    (f) Indemnification...................................................21
    (g) Exchange of Certificates..........................................23
    (h) Obligations of the Holders........................................24
    (i) Underwritten Registration.........................................24
    (j) Exchange Act Compliance...........................................25
    5.5 Restrictions on Transferability of Shares.........................25
    (a) Restrictive Legend; Purchaser's Representation....................25
    (b) Statement of Intention to Transfer; Opinion of Counsel............26
    (c) Termination of Restrictions.......................................26
    5.6 No Public Announcement............................................27
    5.7 Confidentiality...................................................27

ARTICLE VI   CONDITIONS TO PURCHASER'S OBLIGATIONS........................28

    6.1 Representations, Warranties and Covenants of the Company..........28
    6.2 No Proceedings....................................................28
    6.3 Hart-Scott-Rodino Waiting Periods.................................28
    6.4 Share Listing.....................................................28
    6.5 Joint Development Agreement.......................................29

ARTICLE VII   CONDITIONS TO THE COMPANY'S OBLIGATIONS.....................29

    7.1 Representations, Warranties and Covenants of Purchaser............29
    7.2 No Proceedings....................................................29
    7.3 Hart-Scott-Rodino Waiting Periods.................................29
    7.4 Stockholder Approval..............................................29

ARTICLE VIII   TERMINATION PRIOR TO CLOSING...............................30

    8.1 Termination of Agreement..........................................30
    8.2 Effect of Termination.............................................30

ARTICLE IX DEFINITIONS....................................................30

ARTICLE X  SURVIVAL; INDEMNIFICATION......................................33

    10.1 Survival.........................................................33
    10.2 Indemnification by Purchaser.....................................34
    10.3 Indemnification by The Company...................................34
    10.4 Indemnification Procedures.......................................34


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ARTICLE XI   MISCELLANEOUS................................................35

    11.1 Entire Agreement.................................................35
    11.2 Successors and Assigns...........................................36
    11.3 Assignment.......................................................36
    11.4 Counterparts.....................................................36
    11.5 Headings.........................................................36
    11.6 No Waiver........................................................36
    11.7 Fees and Expenses................................................36
    11.8 Notices..........................................................36
    11.9 Amendments.......................................................37
    11.10 Governing Law...................................................37
    11.11 Consent to Jurisdiction.........................................37
    11.12 Specific Performance............................................38








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

                            STOCK PURCHASE AGREEMENT


        THIS AGREEMENT, dated as of this 30th day of November 1998, by and between General Instrument Corporation, a Delaware corporation (the "Company"), and Sony Corporation of America, a New York corporation ("Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - -

        WHEREAS, Purchaser, and/or its direct or indirect Subsidiary, and the Company are concurrently entering into a Joint Development and Licensing Agreement (the "Joint Development Agreement") providing for certain joint activities to be undertaken by Purchaser and the Company with respect to the development of advanced digital television technologies; and

        WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to buy from the Company, an aggregate of 7,500,000 newly issued shares of common stock, par value $.01 per share of the Company (the "Common Stock"), together with the associated preferred share purchase rights (the "Rights" and, such shares of Common Stock, together with the associated Rights, the "Shares");

        NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I
                           TERMS OF PURCHASE AND SALE

        1.1 PURCHASE AND SALE OF SHARES.

        On the Closing Date (as defined in Section 1.2), subject to the terms and conditions set forth herein, the Company shall sell to Purchaser, and Purchaser shall purchase from the Company, the Shares for the Purchase Price (as defined below). At the Closing (as defined in Section 1.2), the Company shall deliver to Purchaser certificates representing the Shares registered in the name of the Purchaser, and Purchaser shall deliver to the Company the amount of $187,500,000 in cash (the "Purchase Price"), by wire transfer of immediately available funds to the account designated by the Company in writing to Purchaser at least two Business Days prior to the Closing Date.

        1.2 THE CLOSING.

        The purchase and sale of the Shares (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver and Jacobson, One New York Plaza, New York, New York

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10004 at 10:00 A.M. on the second Business Day following the date on which all applicable waiting periods under the HSR Act shall have expired, or at such other time, place and/or date as the parties may mutually agree (the "Closing Date").

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Purchaser as follows:

        2.1 CORPORATE ORGANIZATION.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. True and complete copies of the amended and restated certificate of incorporation and by-laws of the Company, in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser.

        2.2 CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), 400,000 shares of which are designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). As of October 30, 1998, 167,391,015 shares of Common Stock were issued and outstanding, 44,360,925 shares of Common Stock were reserved for issuance pursuant to existing warrant agreements and stock option plans, 6,278,424 shares of Common Stock were held in treasury and no shares of Preferred Stock were outstanding. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for (i) the Warrant Issuance Agreement, dated as of December 16, 1997, between the Company and NDTC (the "NDTC Warrant Issuance Agreement"), (ii) the various warrant issuance agreements between the Company and the MSOs (the "MSO Warrant Issuance Agreements"), (iii) the Company's employee benefits plans and the options and awards granted thereunder, and (iv) the Company's Rights Agreement, dated as of June 12, 1997, as amended, or as contemplated by this Agreement, the Company is not bound by any outstanding subscriptions, options, warrants, stock appreciation rights or agreements of any character calling for the purchase or issuance of any equity securities of the Company or any debt securities of the Company convertible into, or exchangeable for, any equity securities of the Company.

        (b) There are no "Significant Subsidiaries" of the Company (as defined in Regulation S-X under the federal securities laws of the United States).

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

        2.3 AUTHORITY; NO VIOLATION.

        (a) The Company has full corporate power and authority to execute and deliver this Agreement, to issue and deliver the Shares and to perform its other obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the issuance and delivery of the Shares and the performance of the Company's other obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary under Delaware law to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that (i) its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and by general equitable principles and (ii) rights to indemnity or contribution contained herein may be limited by United States federal or state laws, regulations or public policy.

        (b) The Shares, when issued and delivered by the Company pursuant to this Agreement, against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and the issuance of the Shares is not subject to preemptive or other similar rights of any securityholder of the Company.

        (c) The execution, delivery and performance of this Agreement by the Company do not, and the issuance and delivery of the Shares and the consummation by the Company of the transactions contemplated hereby will not (i) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company, (ii) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, any rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or its properties is subject or bound, or
(iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except in the case of (ii) and (iii) above for such breaches, violations, defaults, Liens, accelerations, rights, consents or approvals as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        2.4 CONSENTS AND APPROVALS.

        Except pursuant to the provisions of the HSR Act, the Securities Act, the Exchange Act, state securities laws, and the rules of the New York Stock Exchange, Inc. ("NYSE"), no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority on the part of the Company is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to provide such notice, make such filing, or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        2.5 SEC REPORTS; FINANCIAL STATEMENTS

        (a) Since March 31, 1998, the Company has filed all forms, reports, statements and other documents (such filings by the Company are collectively referred to as the "SEC Reports"), required to be filed by it with the Commission. The SEC Reports, including all SEC Reports filed after the date of this Agreement and prior to the Closing Date, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Reports at the time of filing thereof and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports, including all SEC Reports filed after the date of this Agreement and prior to the Closing Date (i) have been or will be prepared in accordance with the published rules and regulations of the Commission and generally accepted accounting principles applicable at the time of filing thereof, applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) as may be indicated in the notes thereto) and (ii) fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments, and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

        2.6 COMPLIANCE WITH LAWS.

        The Company is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

        Since March 31, 1998, except as set forth in the SEC Reports or as set forth in the Company's press releases, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        2.8 LEGAL PROCEEDINGS.

        As of the date hereof, except as set forth in the SEC Reports or as disclosed to Purchaser, the Company is not a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        2.9 BROKERS AND FINDERS.

        Except for the Company's retention of Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Lazard Freres & Co., LLC (whose fees will be paid by the Company), the Company and its affiliates have not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        2.10 NO OTHER REPRESENTATIONS OR WARRANTIES.

        Except for the representations and warranties contained in this Article II, none of the Company or any other Person makes any express or implied representation or warranty with respect to the subject matter of this Agreement.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to the Company as follows:

        3.1 CORPORATE ORGANIZATION

        Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        3.2 AUTHORITY; NO VIOLATION.

        (a) Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Purchaser's obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. No other corporate proceedings on the part of Purchaser and no stockholder votes are necessary to approve this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except to the extent that (i) its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and by general equitable principles and (ii) rights to indemnity or contribution contained herein may be limited by United States federal or state laws, regulations or public policy.

        (b) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby, will not, (i) constitute a breach or violation of, or default under the certificate of incorporation or by-laws of Purchaser; (ii) constitute a breach or violation of, or a default rise to any Lien, any acceleration of remedies or termination under, any law, rule or regulation or decree, order, governmental permit or license, or indenture or instrument of Purchaser or to which Purchaser or its properties are subject or bound, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument except in the case of (ii) and (iii) above for such breaches, violations, defaults, Liens, accelerations, rights, consents or approvals as would not, individually or in the aggregate, be reasonably expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        3.3 CONSENTS AND APPROVALS.

        Except pursuant to the provisions of the HSR Act, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for consummation by Purchaser of the transactions contemplated hereby, except where the failure to provide such notice, make such filing, or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, be reasonably expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        3.4 INVESTMENT INTENT.

        Purchaser acknowledges that the Shares have not been registered under the Securities Act, or under any state or foreign securities laws. Purchaser is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Shares solely for investment with no present intention to distribute any of the Shares to any person, and Purchaser will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable state or federal securities laws. Purchaser is acquiring the Shares solely for its own account and not with a view to a sale or distribution thereof in violation of any state or federal securities laws. Purchaser acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares, provided that the foregoing access shall not limit or otherwise affect the rights or remedies of Purchaser hereunder with respect to the breach of any representations, warranties, covenants or agreements of the Company contained herein.

        3.5 FINANCIAL ABILITY.


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

        Purchaser has the financial capacity to perform all of its obligations under this Agreement.

        3.6 COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS.

        Purchaser and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is not a party to any, and there are no pending, or to the best of Purchaser's knowledge threatened, legal, administrative or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Affiliates, which, individually or in the aggregate, would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        3.7 AVAILABLE FUNDS.

        At the Closing, Purchaser will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby on the terms and conditions set forth herein.

        3.8 BROKERS.

        Other than The Blackstone Group, L.P. (whose fees will be paid by Purchaser), Purchaser and its Affiliates have not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

        The parties hereto hereby covenant and agree as follows:

        4.1 UNDERTAKINGS.

        Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Closing of the transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser and the Company (a) will use their reasonable best efforts to make all filings, including filings under the HSR Act, and obtain all other regulatory approvals necessary or, in the opinion of Purchaser or the Company, advisable in order to permit the consummation of the transactions contemplated hereby and (b) will not take actions that could reasonably be expected to have the effect of delaying or hindering the Closing of the transactions contemplated hereby. In no event, however, shall the Company or Purchaser be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 4.1. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

        4.2 ACCESS.

        Subject to compliance by Purchaser with the provisions of Section 5.7, from the date of this Agreement to the Closing Date, the Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its representatives reasonable access, upon reasonable notice and request and in such manner as will not unreasonably interfere with the conduct of the Company's and its Subsidiaries' business, to such public financial and other public information regarding the Company and its Subsidiaries as Purchaser reasonably considers necessary or advisable to allow it to make a decision concerning its purchase of the Shares.

        4.3 SHARE LISTING.

        As soon as practicable but in any event prior to the Closing Date, the Company shall use its reasonable best efforts to cause the Shares to be listed for trading on the NYSE or such other exchange or quotation system on which the Common Stock is then listed or traded.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        The Company, on the one hand, and Purchaser, on the other hand, hereby covenant to and agree with one another as follows:

        5.1 RESTRICTIONS ON TRANSFER; RIGHT OF FIRST OFFER.

        (a) Notwithstanding any other provisions of this Agreement, Purchaser and any Permitted Transferee (each, a "Holder") shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (a "Transfer") any Shares at any time prior to the date which is 540 days after the Closing Date. During the period between the 540th day after the Closing Date and the 905th day after the Closing Date (such period being referred to as the "Restricted Period"), a Holder shall not Transfer any Shares (other than pursuant to the provisions of Section 5.2) without first complying with the provisions of this Section 5.1.

        (b) If, during the Restricted Period, a Holder shall receive a bona fide offer in writing (an "Offer") to acquire all or part of the Shares (the "First Offer Shares"), which offer such Holder proposes to accept, such Holder shall deliver to the Company a notice (a "Notice of Sale") containing a copy of the Offer, and setting forth the identity of the proposed purchaser and an offer to sell the First Offer Shares to the Company on the following terms: (i) if the Offer contemplates a purchase of the First Offer Shares by the proposed purchaser for consideration consisting solely of cash, then the Holder's offer shall be to sell the First Offer Shares for cash in an amount equal to the purchase price specified in, and otherwise on the terms and conditions contained in, the Offer, and (ii) if the Offer contemplates an acquisition of the First Offer Shares by the proposed purchaser for consideration any portion of which is not cash, then the offer shall be to sell the First Offer Shares for cash in an amount equal to the sum of the cash consideration and the fair market value of the noncash consideration (as determined pursuant to paragraph (d) below) specified in, and otherwise on the terms and conditions contained in, the Offer. The Notice of Sale shall specify the price at which the First Offer Shares are offered, as provided in the preceding sentence. If the Company desires to accept the offer set forth in a Notice of Sale, the Company shall, within 30 days of receipt of such Notice of Sale, notify the Holder in writing of its intention to acquire the First Offer Shares. The closing of such purchase and sale shall be subject to the additional provisions of paragraphs (d) and (e) of Section 5.2.

        (c) If (i) the Company does not timely accept the offer set forth in a Notice of Sale, or (ii) the purchase of the First Offer Shares is not consummated within the period set forth in Section 5.2(d)(iii) for any reason other than a breach by the Holder of any of its covenants, representations or warranties that are a condition to consummation of such purchase, then the Company shall be deemed to have rejected such offer as of the last date for accepting such offer or closing such purchase, as applicable, and the Holder shall have the right, at any time during the 30-day period beginning on the date that the offer set forth in a Notice of Sale is deemed rejected or the day following the last day of the period set forth in Section 5.2(d)(iii), as applicable, to enter into a binding agreement to sell all of the First Offer Shares to the proposed purchaser on terms and conditions no less favorable in the aggregate to the Holder than those set forth in the Offer, and thereafter (within the period specified below in this paragraph (c)) to sell all of the First Offer Shares to the proposed purchaser pursuant to such agreement. If the Holder does not enter into such an agreement during such 30-day period, or does not close the sale thereunder within 60 days after execution of such an agreement (subject to extension for a maximum of 180 additional days to the extent required to obtain all required governmental and third-party approvals), the procedure set forth above with respect to the Notice of Sale shall be repeated with respect to any subsequent proposed sale, assignment or other disposition of the Shares. Any First Offer Shares transferred to a Person other than the Company in compliance with the provisions of this Section 5.1 shall not thereafter be subject to the provisions of this Agreement.

        (d) Before submitting a Notice of Sale pursuant to paragraph (b) in response to an Offer that contemplates (i) a sale of the First Offer Shares in conjunction with other assets, or (ii) an acquisition of the First Offer Shares by the proposed purchaser for consideration any portion of which is not cash, the Holder and the Company shall cause (A) if the Offer contemplates a sale of the First Offer Shares in conjunction with other assets, the total consideration specified in the Offer to be allocated between the First Offer Shares and such other assets, (B) if the Offer contemplates an acquisition of the First Offer Shares by the proposed purchaser for consideration any portion of which is not cash, the fair market value of the noncash consideration to be determined, in each case pursuant to this paragraph (d):

                (i) The Holder shall deliver to the Company a notice stating that the Holder intends to deliver a Notice of Sale to which this paragraph
        (d) applies and identifying an appraiser (the "First Appraiser") who has been retained by the Holder to allocate the total consideration specified in the Offer or to conduct an appraisal of the noncash consideration pursuant to this paragraph (d). Within ten business days after its receipt of the Holder's notice pursuant to the preceding sentence, the Company shall send a notice to the Holder identifying a second appraiser (the "Second Appraiser") who shall be retained by the Company to make such allocation or conduct such appraisal, as applicable, pursuant to this paragraph (d).

                (ii) The First Appraiser and the Second Appraiser shall submit their independent determinations of the amount of consideration allocable to the First Offer Shares or the fair market value of the noncash consideration as applicable, within 30 days after the date on which the Second Appraiser is retained. If the respective determinations of the First Appraiser and the Second Appraiser vary by less than ten percent of the higher determination, the amount of consideration allocable to the First Offer Shares or the fair market value of the noncash consideration, as applicable, for purposes of paragraph (b), shall be the average of the two determinations.

                (iii) If the respective determinations of the First Appraiser and the Second Appraiser vary by ten percent or more of the higher determination, the two Appraisers shall promptly designate a third appraiser (the "Third Appraiser"), who shall be retained by the Holder and the Company to make an allocation or conduct an appraisal pursuant to this paragraph (c). The First Appraiser and the Second Appraiser shall be instructed not to, and the Holder and the Company shall not provide any information to the Third Appraiser as to the determinations of the First Appraiser and the Second Appraiser or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the amount of consideration allocable to the First Offer Shares or the fair market value of the noncash consideration, as applicable, within thirty days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the amount of consideration allocable to the First Offer Shares or the fair market value of the noncash consideration, as applicable, for purposes of paragraph (a), shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the amount of consideration allocable to the First Offer Shares or the fair market value of the noncash consideration, as applicable, for purposes of paragraph (a), shall equal the middle determination.

                (iv) Any appraiser retained pursuant to this paragraph (d) shall be nationally recognized as being qualified and experienced in the appraisal of assets comparable to the First Offer Shares and, if applicable, any other assets proposed to be sold pursuant to the Offer and shall not be an Affiliate of any party to this Agreement. All fees and expenses of the First Appraiser shall be borne by the Holder, of the Second Appraiser shall be borne by the Company and of the Third Appraiser shall be borne equally by the Holder and the Company.

                (v) In determining the fair market value of the noncash consideration, each appraiser retained pursuant to this paragraph (d) shall: (A) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (B) assume that the applicable asset would be sold for cash; and (C) use valuation techniques then prevailing in the relevant industry.

        (e) Notwithstanding any provision of paragraphs (a), (b), (c) and (d) of this Section 5.1, Transfers of Shares may be made (i) at any time to a Permitted Transferee or (ii) at any time during the Restricted Period in open market transactions through a broker.

        (f) During the term of the Joint Development Agreement (whether during or after the Restricted Period), a Holder shall not knowingly Transfer Shares to any Person who is a competitor of the Company, or a Person controlled by, under common control with, or who controls, a competitor of the Company, unless such Transfer is made pursuant to a tender offer or exchange offer which is recommended by the Board of Directors of the Company.

        (g) The limitations provided in this Section 5.1 shall terminate (i) upon termination of the Joint Development Agreement, except if such termination is the result of a breach by the Purchaser of any of its representations, warranties, agreements or covenants set forth in the Joint Development Agreement or (ii) other than the limitations set forth in paragraph (f) above (which shall not terminate), upon the sale by the Company of securities representing 10% or more of the voting power of its then outstanding voting securities to a competitor of Purchaser, or a Person controlled by, under common control with, or who controls, a competitor of Purchaser, in each case only if the competitor is primarily engaged in the consumer electronics business.

        5.2 RIGHTS IN THE EVENT OF A PUBLIC OFFERING; CLOSING MATTERS, ETC.

        (a) If, during the Restricted Period, any Holder desires to sell any Shares in a registered public offering for cash (an "Offering"), the Holder shall first offer such shares for sale to the Company in accordance with the following provisions.

        (b) If the Holder intends to cause the Company to register Shares pursuant to the terms of this Agreement, the Holder shall deliver a notice to the Company (in addition to any notice required pursuant to Section 5.4 of this Agreement) specifying (A) the number of the Shares the Holder desires to sell in the Offering (the "Offered Shares") and (B) the proposed timing of the Offering, and offering to sell the Offered Shares to the Company at the price determined below (an "Offering Notice"). If the Company desires to purchase the Offered

        Shares, it shall so notify the Holder in writing within 10 days from the receipt of such Offering Notice (a "Reply Notice"). If, by its Reply Notice, the Company accepts the offer of the Holder, such Reply Notice shall constitute an agreement binding on the Company and the Holder to sell and purchase for cash all, but not less than all, the Offered Shares at the Fair Market Value for such shares as of the date of the Reply Notice.

        (c) If the Company does not accept the offer of the Holder pursuant to the foregoing provisions of this Section 5.2 or the purchase of the Offered Shares is not consummated within the period set forth in Section 5.2(d)(iii) for any reason other than a breach by the Holder of any of its covenants, representations or warranties that is a condition to consummation of such purchase, then the Company shall be deemed to have rejected such offer as of the last date for accepting such offer or closing such purchase, as applicable, and the Holder shall have the right to proceed with a registered public offering of the Offered Shares, subject to the further provisions of this Agreement; PROVIDED, HOWEVER, that any Offered Shares that have not been sold in a registered public offering prior to the first anniversary of the date that the offer set forth in the Offering Notice is deemed rejected for any reason other than the failure of the Company to comply with its covenants in Section 5.4 may not thereafter be sold in a registered public offering without complying with the provisions of this Agreement. Any Offered Shares transferred to a Person other than the Company in compliance with the provisions of this Section 5.2 shall not thereafter be subject to the provisions of this Agreement.

        (d) Any purchase by the Company of Shares pursuant to Section 5.1 or
Section 5.2 shall be subject to the following additional terms and conditions:

                (i) The Holder shall represent and warrant that the Company will receive good and valid title to the Shares, free and clear of all Liens, of any nature whatsoever except for governmental and third party approvals required for transfers of shares of the Common Stock generally.

                (ii) The closing of the purchase and sale shall be subject to the satisfaction of the following conditions:

                        (A) all governmental and third party approvals required
                with respect to the transactions to be consummated at such closing shall have been obtained, to the extent the failure to obtain such approvals would prevent the Company or the Holder from performing any of its material obligations under the transaction documents or would result in any material adverse change in, or Material Adverse Effect on, the Company;

                        (B) there shall be no preliminary or permanent
                injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of the transactions to be consummated at such closing; and

                        (C) the representation and warranty of the Holder
                contemplated by clause (i) of this paragraph (d) shall be true and correct at the closing of such sale with the same force and effect as if then made.

                (iii) Unless otherwise agreed by the applicable parties, the closing of any purchase and sale of Shares shall take place at the principal executive offices of the Company at 10:00 a.m. local time on a Business Day selected by the Company, provided that such closing shall occur as promptly as practicable, and in any event within 60 days after the acceptance of the applicable offer, subject to extension for a maximum of 30 additional days to the extent required to obtain all required governmental and third party approvals.

                (iv) Unless otherwise agreed by the applicable parties, the purchase price shall be payable by wire transfer of immediately available funds or by certified or cashier's check drawn to the order of the Holder, as specified by the Holder.

        (e) The Holder and the Company shall each use commercially reasonable efforts to cooperate with the other in connection with the Holder's efforts to transfer any interest in the Shares in accordance with the provisions of Sections 5.1 and 5.2, including making qualified personnel available for attending hearings and meetings respecting any approvals and authorizations required for such transfer and, at the request of the Holder, making all filings with, and giving all notices to third parties and governmental authorities that may be necessary or reasonably required to be made or given by the Holder and the Company in order to effect the contemplated transfers. Subject to the other provisions of this Agreement, neither the Holder nor the Company shall take any action to delay, impair or impede the receipt of any required consents, approvals or authorizations. "Commercially reasonable efforts" as used in this
Section 5.2 shall not require any party to undertake extraordinary or unreasonable measures to obtain any consents, approvals or other authorizations.

        5.3 STANDSTILL.

        Purchaser agrees that (except as contemplated hereby and by the Joint Development Agreement), from the date of this Agreement until the second anniversary of the Closing Date, Purchaser shall not, and shall cause each other member of the Purchaser Group not to, propose to the Company or its stockholders or any other Person any transaction between Purchaser or its Affiliates and the Company or involving any of the Company's capital stock, unless the Company shall have requested in writing that such member of the Purchaser Group make such proposal, and that Purchaser shall not, and shall cause each other member of the Purchaser Group not to, acquire, or assist, advise or encourage any other Persons in acquiring, directly or indirectly, control of the Company or any of its capital stock, businesses or assets unless the Company shall have consented in advance in writing to such action; provided, however, that notwithstanding anything to the contrary contained herein, Purchaser may (i) propose a transaction to the Company (whether or not Purchaser is invited in writing to do so) in conjunction with any or all of Forstmann, Little & Co., Tele-Communications, Inc. and/or any of their respective Affiliates (each such person a "Permitted Person"), (ii) directly or indirectly acquire in conjunction with any Permitted Person, or assist, advise or encourage any Permitted Person to acquire, control of the Company or any of its capital stock, businesses or assets or (iii) acquire any capital stock of the Company owned directly or indirectly by any Permitted Person. Purchaser also agrees that neither it nor any other member of the Purchaser Group will seek a waiver of the provisions of this Section 5.3 and that the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Section 5.3 and that neither Purchaser nor any member of the Purchaser Group shall oppose the granting of such relief.

        5.4 REGISTRATION RIGHTS.

        (a) DEMAND REGISTRATION RIGHTS.

                (i) At any time and from time to time after the date hereof, any Holder shall have the right to request the Company to effect the registration under the Securities Act of all or part of its Registrable Securities; PROVIDED, that so long as Purchaser shall hold any Registrable Securities, no Holder shall have the right to request any such registration without the written consent of Purchaser. Holders shall exercise such right by delivering to the Company a notice stating
        (A) the number of Registrable Securities to be included in such registration statement and (B) Holder's intended method of distribution (which may include an underwritten offering). Upon receipt by the Company of any such request, the Company shall promptly give notice of such proposed registration to all Holders who hold Registrable Securities and thereupon shall, as expeditiously as possible, use reasonable efforts to effect the registration under the Securities Act of:

                        (1) all Registrable Securities that the Company has been
                requested to register pursuant to clause (i) of this Section 5.4(a); and

                        (2) all other Registrable Securities that Holders have,
                within 20 days after the Company has given such notice, requested the Company to register;

        all to the extent requisite to permit the sale or other disposition by the Holders of the Registrable Securities so to be registered.

                (ii) If the managing underwriter (selected pursuant to Section 5.4(i)(A) hereof) of the public offering of any Registrable Securities to be effected pursuant to a registration statement filed pursuant to clause (i) of this Section 5.4(a) shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company that are not Registrable Securities) exceeds the number that can be sold in such offering without having an adverse effect on such offering, the Company will include in such registration to the extent of the number that the Company is so advised can be sold in such offering:

                        (A) FIRST, Registrable Securities requested to be
                included in such registration by Purchaser and its Affiliates, pro rata based on the number of shares to be included;

                        (B) SECOND, Registrable Securities requested to be
                included in such
                registration by Holders other than Purchaser and its Affiliates, pro rata based on the number of shares to be included; and

                        (C) THIRD, other securities of the Company proposed to
                be included pursuant to Section 5.4(a)(viii) in such registration, in accordance with the priorities, if any, then existing among the Company and the holders of such other securities.

                (iii) The Holders requesting inclusion in a registration statement under this Section 5.4(a) may withdraw from any requested registration pursuant to this Section 5.4(a) by giving written notice to the Company prior to the date an underwriting agreement is executed or such registration statement becomes effective; PROVIDED, HOWEVER, that for a period of three months after such withdrawal, such Holders may not request any registration pursuant to this Section 5.4(a), unless (A) such Holders pay the Company for that portion of its out-of-pocket expenses relating to the inclusion of Registrable Securities owned by such Holder in such registration, (B) the registration statement had not been filed within 90 days of the initial request for registration pursuant to Section 5.4(a)(i) or had not become effective within 120 days of such request or (C) the Company otherwise failed to comply with its obligations under this Section 5.4 with respect to such registration.

                (iv) The Company shall not be required to effect more than a total of two effective registrations under this Section 5.4(a). Notwithstanding the foregoing, if all the Holders withdraw from an offering after the registration statement for the shares to be offered thereby has become effective due to the occurrence of any of the events set forth in Sections 5.4(c)(vii), (viii) or (ix), then such registration shall not be counted as an effective registration for purposes of this Section 5.4(a)(iv).

                (v) The Company shall not be required to effect a registration pursuant to this Section 5.4(a) unless the offering includes Registrable Securities having a Fair Market Value of at least $10 million in the aggregate.

                (vii) The Company shall not be required to effect any registration within six (6) months of the effective date of any other registration under this Section 5.4(a).

                (viii) If the managing underwriter in an underwritten offering has not limited the number of Registrable Securities to be underwritten, then the Company may include securities for its own account or for the account of others in such registration statement and underwriting if (x) the managing underwriter so agrees, (y) the number of Registrable Securities held by Holders which would otherwise have been included in such registration statement and underwriting will not thereby be limited, and (z) the managing underwriter advises the Holders in writing that, in its judgment, the inclusion of such securities in such registration statement should not have a significant adverse effect on the price of the Registrable Securities offered or the timing of the offering. The inclusion of such shares shall be on the same terms as the registration of

        Registrable Securities held by the Holders. In the event that the managing underwriter excludes some of the securities to be registered, the securities to be sold for the account of the Company and any other holders shall be excluded in their entirety prior to the exclusion of any Registrable Securities of the Holders.

        (b) "PIGGYBACK" REGISTRATIONS. If the Company at any time proposes to register any of its securities under the Securities Act (other than pursuant to Section 5.4(a)) on a registration statement on Form S-1, S-2 or S-3 or on any other form upon which may be registered securities similar to the Registrable Securities for sale to the general public except Form S-4 and Form S-8, the Company will at each such time give prompt notice to the Holders of its intention to do so setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 30 days from the date of such notice, and advising the Holders of their right to have Registrable Securities included therein. Upon the written request of any Holder given to the Company not less than 10 days prior to the proposed filing date of such registration statement set forth in such notice, the Company will use reasonable best efforts to cause each of the Registrable Securities that the Company has been requested to register by such Holder to be registered under the Securities Act. If the securities to be so registered for sale include securities to be sold for the account of the Company and to be distributed by or through a firm of underwriters of recognized standing under underwriting terms appropriate for such transaction, then the Registrable Securities shall also be included in such underwriting, PROVIDED that if, in the reasonable written opinion of the managing underwriter or underwriters, the total amount of such securities to be so registered, when added to such Registrable Securities, will exceed the maximum amount of the Company's securities that can be marketed (i) at a price reasonably related to their then current market value, or (ii) without otherwise materially and adversely affecting the price, timing or distribution of the entire offering, the Company will include in such registration to the extent of the number which the Company is so advised can be sold in such offering securities determined as follows:

                (i) if such registration as initially proposed by the Company was solely a primary registration of its securities:

                        (A) FIRST, the securities proposed by the Company to be
                sold for its own account,

                        (B) SECOND, any Registrable Securities requested to be
                included in such registration pro rata among the Holders of such Registrable Securities and the holders of such other shares of Common Stock on the basis of the number of Registrable Securities and other shares of Common Stock requested to be included by each such holder, and

                        (C) THIRD, any other securities of the Company proposed
                to be included in such registration statement in accordance with the provisions and relative priorities, if any, then existing among the holders of such securities, and

                (ii) if such registration as initially proposed by the Company was in whole or in part requested by holders of securities of the Company (the "Requesting Holders"), other than Holders of Registrable Securities, pursuant to demand registration rights,

                        (A) FIRST, such securities held by the Requesting
                Holders, pro rata among the Requesting Holders, on the basis agreed upon by such holders and the Company,

                        (B) SECOND, Registrable Securities requested to be
                included in such registration pro rata among the Holders of such Registrable Securities and the holders of such other shares of Common Stock on the basis of the number of Registrable Securities and other shares of Common Stock requested to be included by each such holder, and

                        (C) THIRD, any securities of the Company proposed to be
                included in such registration statement in accordance with the priorities, if any, then existing among the holders of such securities.

        To the extent that the managing underwriter in an underwritten offering pursuant to this Section 5.4(b) determines that the public sale or other distribution of any Registrable Securities, shares of Common Stock or other securities of the Company other than those included in such underwritten offering should be delayed following the effective date of such registration statement, the Holders agree to enter, together with and on the same terms as the Company and any other holders of securities included in such registration statement, into an agreement not to sell any other Registrable Securities, shares of Common Stock or other securities of the Company during such period following the effective date of such registration statement as the managing underwriter reasonably determines is necessary in connection with such underwritten offering, which period shall in no event exceed 180 days following the effective date of such registration statement.

        The Holders requesting inclusion in a registration statement under this
Section 5.4(b) may withdraw from any requested registration pursuant to this
Section 5.4(b) by giving written notice to the Company prior to the date an underwriting agreement is executed or such registration statement becomes effective.

        (c) THE COMPANY'S OBLIGATIONS IN REGISTRATION. If and whenever the Company is obligated by the provisions of this Section 5.4 to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will:

                (i) prepare and file with the Commission, as expeditiously as possible within 90 days after the initial request from holders to register such Registrable Securities, a registration statement with respect to such Registrable Securities and use reasonable best efforts to cause such registration statement to become effective within 180 days after such initial request and to remain effective; PROVIDED, HOWEVER, that before filing a registration statement or prospectus (or any amendments or supplements thereto), the Company will furnish to any Holder requesting such registration pursuant to this Section 5.4 draft copies of all documents proposed to be filed at least five business days prior thereto, which documents will be subject to the reasonable review of any such Holder, their agents and representatives; PROVIDED, FURTHER, that the Company shall not be required to keep such registration statement effective, or to prepare and file any amendments or supplements thereto, later than the earlier of (x) such time as all Registrable Securities have been sold and (y) 5:00 P.M., New York City time, on the last business day of the sixth month following the month in which such registration statement becomes effective under the Securities Act or such longer period during which the Commission requires that such registration statement be kept effective with respect to any of the Registrable Securities so registered;

                (ii) prepare and file with the Commission such amendments and supplements (including, but not limited to, post-effective amendments and supplements) to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement whenever the Holders for whom such Registrable Securities are registered or are to be registered shall desire to dispose of the same, subject, however, to the provisos contained in the immediately preceding clause (i);

                (iii) notify the Holders requesting such registration and (if requested) confirm such notice in writing, as soon as practicable after notice thereof is received by the Company (A) when the registration statement and any amendment thereto has been filed and becomes effective and the prospectus or any amendment or supplement to the prospectus has been filed, (B) of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information or (C) if any representation of the Company made in any underwriting agreement contemplated hereby becomes untrue in any material respect;

                (iv) furnish each Holder for whom such Registrable Securities are registered or are to be registered such numbers of copies of each registration statement and printed prospectus, including a preliminary prospectus and any amendments or supplements thereto and any documents incorporated by reference therein, in conformity with the requirements of the Securities Act, and such other documents and information as such Holder may reasonably request in order to facilitate the disposition of such Registrable Securities;

                (v) use reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request, and do any and all other acts and things that may be necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of such Registrable Securities except that the Company shall not for any purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction unless the Company is already subject to general service of process in such jurisdiction;

                (vi) furnish to the Holders for whom such Registrable Securities are registered or are to be registered at the time of the disposition of such Registrable Securities by such Holders a signed copy of an opinion of counsel for the Company reasonably acceptable to such holders and substantially to the effect that, a registration statement covering such Registrable Securities has been filed with the Commission under the Securities Act and has been made effective by order of the Commission; said registration statement and the prospectus contained therein comply as to form in all material respects with the requirements of the Securities Act and, based upon such investigation and inquiry as said counsel deems necessary or appropriate, nothing has come to said counsel's attention that would cause it to believe that either said registration statement or said prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of said prospectus, in the light of the circumstances under which they were made) not misleading; said counsel knows of no legal or governmental proceedings required to be described in said prospectus that are not described as required, or of any contract or documents of a character required to be described in said registration statement or said prospectus or to be filed as an exhibit to said registration statement or to be incorporated by reference therein that is not described and filed as required; no stop order has been issued by the Commission suspending the effectiveness of such registration statement and that, to the best of such counsel's knowledge, no proceedings for the issuance of such a stop order are threatened or contemplated; the applicable provisions of the securities or blue sky laws of each state in which the Company shall be required, pursuant to clause (v) of this
        Section 5.4(c), to register or qualify such Registrable Securities, have been complied with, assuming the accuracy and completeness of the information furnished to such counsel with respect to each filing relating to such laws; it being understood that said counsel may rely, as to all factual matters and financial data treated therein, on certificates of the Company (copies of which shall be delivered to such Holders), and as to all questions of the laws of each state in which the Company shall be so required to register or qualify such Registrable Securities, on the opinion of counsel from such state reasonably acceptable to such Holders, copies of which shall be delivered to such Holders;

                (vii) immediately notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company's determination that, or the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Holder promptly prepare, file with the Commission and furnish to such Holder a reasonable number of copies of, a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                (viii) advise each Holder of Registrable Securities covered by such registration statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose; and use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to the seller of Registrable Securities covered by such Registration Statement, earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of any 12-month period (or 90 days, if such period is a fiscal year) (a) commencing at the end of any fiscal quarter in which Securities are sold to underwriters in an underwritten offering, or (b) if not sold to underwriters in such an offering, beginning with the first day of the month of the Company's first fiscal quarter commencing after the effective date of a registration statement;

                (ix) permit any holder holding Registrable Securities covered by such registration statement or prospectus to withdraw their Registrable Securities from such registration statement or prospectus if such Holder has informed the Company that it believes that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, after having been furnished with a copy thereof at least 5 Business Days prior to the filing thereof;

                (x) enter into such customary agreements (including an underwriting agreement in customary form, if applicable) and take all such other actions as holders of a majority of the Registrable Securities being sold or the underwriters retained by such Holders, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary opinions and indemnification and lock-up agreements;

                (xi) if requested by the managing underwriters or a Holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities including, without limitation, information with respect to the securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

                (xii) list such Registrable Securities on any securities exchange on which the Common Stock is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange, and provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

                (xiii) obtain a CUSIP number for all Registrable Securities (unless already obtained) not later than the effective date of such registration statement;

                (xiv) subject to the provisions of Section 5.7 of this Agreement and appropriate safeguards of confidentiality, make available for inspection by any Holder requesting such registration, any underwriter participating in such disposition pursuant to such registration statement and any representative or agent retained by any such Holder or underwriter, all material financial and other material information of the Company, necessary in connection with such registration statement; and

                (xv) obtain customary "cold comfort" letters and updates from the Company's independent public accountants in customary form covering such matters of the type customarily covered by "cold comfort" letters as any managing underwriter shall reasonably request.

                The period of time that the Company is obligated to keep any registration statement effective, or to prepare and file any amendments or supplements thereto, pursuant to Section 5.4(c)(i) shall be extended by the number of days that any such Holder is unable to sell Registrable Securities due to the matters set forth in Sections 5.4(c)(vii) and
        (viii) above.

                (d) PAYMENT OF REGISTRATION EXPENSES. The Company shall pay all Registration Expenses in connection with each registration pursuant to this
Section 5.4.

                (e) INFORMATION FROM HOLDERS. Notices and requests delivered by Purchaser to the Company pursuant to this Section 5.4 shall contain the information required by Section 5.4(a)(i).

                (f) INDEMNIFICATION.

                (i) INDEMNIFICATION BY THE COMPANY. In the event of any registration under the Securities Act of any Registrable Securities pursuant to this Section 5.4, the Company hereby agrees to indemnify and hold harmless the Holders, their respective agents, directors, officers and employees, each other Person, if any, who controls (within the meaning of the Securities Act) the Holders and each other Person (including underwriters) who participates in the offering of such Registrable Securities, against any and all losses, claims, damages or liabilities, to the extent that such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement, on the effective date thereof, under which such Registrable Securities were registered under the Securities Act, in any preliminary prospectus or final prospectus contained therein or in any amendment or supplement to any preliminary prospectus or final prospectus (if used during the period the Company is required to keep such registration statement current in any such case),
        (y) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) arise out of or are based upon any violation by the Company of the Securities Act or any state securities or blue sky laws and relating to action or inaction required of the Company in connection with the registration or qualification of securities under such laws and will reimburse such Holders, such agents, directors, officers and employees and each such controlling person or participating person (including underwriters) for any legal, investigative or any other expenses reasonably incurred by such Holders, such agents, directors and officers or such controlling person or participating person (including underwriters) in connection with investigating or defending any such loss, claim, damage, liability or proceeding, PROVIDED, that the Company will not be liable to any Person indemnified hereunder in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary or final prospectus or said amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing by such indemnified person, specifically for use in the preparation of such registration statement; and PROVIDED, FURTHER, that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the Company will not be liable to any Holder to the extent that any loss, claim, damage, liability or expense results from the fact that a current copy of the final prospectus was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is finally determined that it was the responsibility of such Holder to provide such Person with a current copy of the final prospectus and such current copy of the final prospectus was provided to such Holder and would have cured the defect giving rise to such loss, claim, damage, liability or expense.

                (ii) INDEMNIFICATION BY THE HOLDERS. The Holders, each individually and not jointly, agree to indemnify and hold harmless the Company, its respective agents, directors, officers and employees, each other Person, if any, who controls (within the meaning of the Securities
        Act) the Company and each other Person (including underwriters) who participates in the offering of such Registrable Securities, against any and all losses, claims, damages and liabilities to which the Company, such agents, directors, officers and employees, or other Persons (including underwriters), may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in any such registration statement, on the effective date thereof, under which such Registrable Securities were registered under the Securities Act, in any preliminary prospectus or final prospectus contained therein or in any amendment or supplement to any preliminary prospectus or final prospectus (if used during the period the Company is required to keep such registration statement current in any such case), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only if and to the extent that any such loss, claim, damage or liability arises out of or is based upon any such statement or omission made in such registration statement, said preliminary or final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Holders and specifically stated to be for use in the preparation of such registration statement; PROVIDED, that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, no Holder shall be liable to any Person indemnified hereunder to the extent that any loss, claim, damage or liability results from the fact that a current copy of the final prospectus was not sent or given to the Person asserting any such loss, claim, damage or liability at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is finally determined that it was not the responsibility of such Holder to provide such Person with a current copy of the final prospectus and such current copy of such final prospectus would have cured the defect giving rise to such loss, claim, damage or liability.

                (iii) NOTICES OF CLAIMS, ETC. Each party entitled to be indemnified pursuant to Section 5.4(f)(i) or (ii) above shall, promptly but not later than 30 days after its receipt of notice of the commencement of any action against it in respect of which indemnity may be sought from any indemnifying party pursuant to this Section 5.4(f), notify such indemnifying party in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify such indemnifying party of the commencement thereof, such indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and such indemnified party may participate in such defense, which participation by the indemnified party shall be at its expense unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party,
        (ii) the indemnified party shall have been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or
        (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of the indemnified party's counsel shall be at the expense of the indemnifying party. The failure of any such indemnified party to give notice as provided herein shall not relieve such indemnifying party of its obligations under this Section 5.4(f) unless such failure to give notice shall materially adversely affect such indemnifying party in the defense of any such claim or any such litigation. With respect to any claim or litigation the defense of which is being conducted by such indemnifying party, no indemnified party shall, except with the consent of such indemnifying party, consent to entry of any judgment or enter into any settlement of any claim as to which indemnity may be sought. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or which requires such indemnified party to concede any fault or wrongdoing.

                (iv) CONTRIBUTION. To the extent that the undertaking to indemnify, pay and hold harmless set forth in paragraphs (i) and (ii) of this Section 5.4(f) may be unenforceable because it is violative of any law or public policy, each party that would have been required to provide the indemnity shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by each party entitled to indemnification under this Section 5.4(f); provided that in no event shall a Holder of Registrable Securities be required to contribute an amount greater than the dollar amount of net proceeds received by such Holder upon the sale of such Registrable Securities.

                (g) EXCHANGE OF CERTIFICATES.

        As soon as possible after the effectiveness of any registration statement under the Securities Act pursuant to this Section 5.4, the Company will deliver to the Holders of any Shares so registered, upon demand of the Holders and their delivery to the Company of a certificate or certificates representing such Shares bearing the legend set forth in Section 5.5(a), a new certificate or certificates representing such Shares but not bearing such legend.

                (h) OBLIGATIONS OF THE HOLDERS.

        The Holders agree:

                (i) that upon receipt of any notice from the Company of any determination or the happening of any event of the kind described in
        Section 5.4(c)(vii), the Holders will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until their receipt of the copies of the supplemented or amended prospectus contemplated by
        Section 5.4(c)(vii) and, if so directed by the Company, will use their reasonable best efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice, and

                (ii) that they will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which information previously furnished by such Holder to Company for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

                (i) UNDERWRITTEN REGISTRATION.

        (A) If any of the Registrable Securities covered by a registration pursuant to Section 5.4(a) are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Holders of a majority in Fair Market Value of such Registrable Securities included in such offering. No Person may participate in any such underwritten registration hereunder unless such Person (1) agrees to sell its Registrable Securities or other securities of the Company on the basis provided in an underwriting agreement provided by the Holders of a majority in Fair Market Value of the Registrable Securities to be sold in such underwritten offering and (2) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

        (B) If any of the Registrable Securities covered by a registration pursuant to Section 5.4(b) are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the holders of a majority in Fair Market Value of securities being registered. No Holder may participate in any such underwritten registration hereunder unless such Holder (a) agrees to sell its Registrable Securities on the basis provided in an underwriting agreement approved by the Company or the holders of a majority in Fair Market Value of the securities being registered and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

                (j) EXCHANGE ACT COMPLIANCE.

        The Company shall comply with all of the reporting requirements of the Exchange Act and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of Registrable Securities. The Company shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

                5.5 RESTRICTIONS ON TRANSFERABILITY OF SHARES.

                Notwithstanding any provisions contained in this Agreement to the contrary, the Shares shall not be transferable except upon the conditions specified in this Section 5.5 and Sections 5.1 and 5.2, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act in respect of the transfer of the Shares. Purchaser agrees that it will not (i) transfer any Shares prior to delivery to the Company of the opinion of counsel (which opinion shall be reasonably satisfactory to the Company) referred to in, and to the effect described in, clause (i) of Section 5.5(b), or until registration of such Shares under the Securities Act has become effective, or (ii) transfer any Shares without compliance with Sections 5.1 and
5.2. Purchaser agrees that such opinion of counsel must be reasonably satisfactory to the Company.

                (a) RESTRICTIVE LEGEND; PURCHASER'S REPRESENTATION.

                Unless and until otherwise permitted by this Section 5.5, each certificate representing Shares, and any certificate issued at any time upon transfer of, or in exchange for or replacement of, any certificate bearing the legend set forth below shall be stamped or otherwise imprinted with a legend in substantially the following form:

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER SUCH ACT OR AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF NOVEMBER __, 1998, BY AND BETWEEN THE HOLDER AND GENERAL INSTRUMENT CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF GENERAL INSTRUMENT CORPORATION."

                Without limiting the foregoing, Purchaser acknowledges and agrees that the Shares have not and will not be registered under the Securities Act or any applicable state securities laws and it agrees that it will reoffer or resell the Shares (i) only (A) to the Company, (B) pursuant to any transaction under and meeting the requirements of Rule 144A, as amended from time to time, promulgated under the Securities Act, (C) pursuant to an exemption from registration under the Securities Act in accordance with Rule 144, as amended from time to time, promulgated under the Securities Act, or (D) in accordance with any other available exemption from the requirements of Section 5 of the Securities Act and (ii) in accordance with any applicable federal and state securities laws and this Agreement. Purchaser and each holder of Shares by its acceptance of such security further understands that such security may bear a legend as contemplated by this Section 5.5.

                (b) STATEMENT OF INTENTION TO TRANSFER; OPINION OF COUNSEL.

                Purchaser, by its acceptance of this Agreement, agrees that prior to any transfer of any Shares, Purchaser will deliver to the Company a notice of such proposed transfer and a signed copy of the opinion of Purchaser's counsel reasonably satisfactory to the Company as to the necessity or non-necessity for registration under the Securities Act in connection with such transfer.

                (i) If, in the opinion of Purchaser's counsel (which opinion shall be reasonably satisfactory to the Company), the proposed transfer of any Shares may be effected without registration under the Securities Act of such Shares, then Purchaser shall be entitled to transfer such Shares in accordance with the intended method of disposition specified in the notice delivered by Purchaser to the Company, subject to compliance with the other provisions of this Article V.

                (ii) Notwithstanding the foregoing provisions of this Section 5.5(b), no opinion of any counsel need be furnished (x) in the event of any proposed transfer of any Shares to an institutional investor who is an "accredited investor" as defined in Regulation D promulgated under the Securities Act and which transfer is otherwise exempt from the registration requirements of the Securities Act or (y) in the event of any proposed transfer of Shares in connection with a registration under the Securities Act.

                (c) TERMINATION OF RESTRICTIONS.

                Notwithstanding the foregoing provisions of this Section 5.5, the restrictions imposed by this Section 5.5 upon the transferability of the Shares shall cease and terminate as to any particular Shares when, (i) such Shares shall have been effectively registered under the Securities Act and sold by Purchaser in accordance with such registration or (ii) in the opinion of counsel for the holder of such Shares, if such opinion is satisfactory in form and substance to the Company, such restrictions are no longer required in order to ensure compliance with the Securities Act. If and whenever the restrictions imposed by this Section 5.5 shall terminate as to a Share as hereinabove provided, Purchaser may and the Company shall, as promptly as practicable upon the request of Purchaser and at the Company's expense, cause to be stamped or otherwise imprinted upon the certificates representing such Shares a legend in substantially the following form:

                "The restrictions on transferability of this [these] [securities] terminated on _________, and are of no further force or effect."

                All certificates issued upon transfer, division or combination of, or in substitution for, any Shares entitled to bear such legend shall have a similar legend endorsed thereon. Whenever the restrictions imposed by this
Section 5.5 shall terminate as to any Shares, as hereinabove provided, Purchaser shall be entitled to receive from the Company without expense, a new certificate representing such Shares not bearing the restrictive legend set forth in Subsection (a) of this Section 5.5.

                5.6 NO PUBLIC ANNOUNCEMENT.

                Neither party hereto shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event any such public announcement is required by law to be made by the party proposing to make the same, such party shall consult in good faith with the other party before the making of such public announcement.

                5.7      CONFIDENTIALITY.

                (a) Unless otherwise agreed to in writing by the Company, Purchaser shall, except as required by law (and then only in compliance with Section 5.7(b)), (i) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than to a limited number of Purchaser's and its Affiliates' directors, officers, advisors and employees and to cause those Persons to observe the terms of this Section 5.7, (ii) not use Proprietary Information for any purpose other than in connection with Purchaser's and its Affiliates' proposed business relationship with the Company (including any internal evaluation thereof) and (iii) not disclose to any Person (other than to a limited number of Purchaser's and its Affiliates' directors, officers, advisors and employees who Purchaser causes to observe the terms of this Section 5.7) any information that is not otherwise publicly available about the transactions contemplated hereby, or the terms or conditions or any other facts relating thereto or the status thereof, or the nature of any Proprietary Information that has been made available to Purchaser. Purchaser will be responsible for any breach of the terms of this Section 5.7 by Purchaser or its advisors and employees.

                (b) In the event that Purchaser or its Affiliates or any of Purchaser's or its Affiliates' directors, officers, advisors and employees are requested pursuant to, or required by, applicable law or legal process to disclose any Proprietary Information or any other information concerning the Company or the transactions contemplated hereby, Purchaser will provide the Company with prompt notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy or waive compliance with the terms of this Agreement and Purchaser will take all reasonable steps to cooperate with the Company, at the Company's expense, with respect to taking steps to resist or narrow the scope of such request or requirement. In the event that no such protective order or other remedy is obtained or the Company waives compliance with the terms of this Section 5.7, Purchaser may furnish only that portion of the Proprietary Information or other information which is legally required to be furnished or necessary to avoid contempt proceedings or other official sanctions and will use its reasonable efforts at the Company's expense to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

                (c) In the event that the Closing does not occur by February
1, 1999, Purchaser will, upon the request of the Company, promptly deliver to the Company or destroy all Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon, in Purchaser's or its Affiliates' possession or in the possession of any of their respective directors, officers, advisors or employees and certify to the Company in writing that such delivery and/or destruction has taken place.

                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Purchaser may waive:

                6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

                The Company shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of the Company contained herein which are qualified as to materiality shall be true, and all representations and warranties of the Company which are not qualified as to materiality shall be true in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties expressly make reference to a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. Purchaser shall have received a certificate of the Company, dated as of the Closing Date and signed by an officer of the Company, certifying as to the fulfillment of the conditions set forth in this Section 6.1.

                6.2 NO PROCEEDINGS.

                No Governmental Entity of competent jurisdiction shall have issued any Order restraining, enjoining, prohibiting, imposing burdensome penalties on, or otherwise making illegal the consummation of the transactions contemplated by this Agreement or the Joint Development Agreement. No action, suit or other proceeding by any Governmental Entity shall have been instituted that seeks to restrain, enjoin, prohibit, impose burdensome penalties on or otherwise make illegal the performance of this Agreement or the Joint Development Agreement or the consummation of the transactions contemplated hereby or thereby.

                6.3 HART-SCOTT-RODINO WAITING PERIODS.

                All applicable waiting periods under the HSR Act shall have expired or early termination thereof shall have been granted.

                6.4 SHARE LISTING.

                The Shares shall have been listed for trading, subject to official notice of issuance, on the NYSE or such other exchange or quotation system on which the Common Stock is then listed or traded.

                6.5 JOINT DEVELOPMENT AGREEMENT.

                Concurrently with the execution of this Agreement, the Company shall have executed and delivered the Joint Development Agreement and on or before the Closing Date shall have performed such of the Company's obligations under the Joint Development Agreement as are to be performed on or before the Closing Date.

                                   ARTICLE VII

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

                The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Company may waive:

                7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

                Purchaser shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all of the representations and warranties of Purchaser contained herein which are qualified as to materiality shall be true, and all representations and warranties of the Purchaser which are not qualified as to materiality shall be true in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties expressly make reference to a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date. The Company shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the condition set forth in this Section 7.1.

                7.2 NO PROCEEDINGS.

                No Governmental Entity of competent jurisdiction shall have issued any Order restraining, enjoining, prohibiting, imposing burdensome penalties on, or otherwise making illegal the consummation of the transactions contemplated by this Agreement or the Joint Development Agreement. No action, suit or other proceeding by any Governmental Entity shall have been instituted that seeks to restrain, enjoin, prohibit, impose burdensome penalties on or otherwise make illegal the performance of this Agreement or the Joint Development Agreement or the consummation of the transactions contemplated hereby or thereby.

                7.3 HART-SCOTT-RODINO WAITING PERIODS.

                All applicable waiting periods under the HSR Act shall have expired or early termination thereof shall have been granted.

                7.4 JOINT DEVELOPMENT AGREEMENT.

                Concurrently with the execution of this Agreement, Purchaser and/or its direct or indirect Subsidiary shall have executed and delivered the Joint Development Agreement and on or before the Closing Date shall have performed such of Purchaser's and/or its direct or indirect Subsidiary's obligations under the Joint Development Agreement as are to be performed on or before the Closing Date.

                                  ARTICLE VIII

                          TERMINATION PRIOR TO CLOSING

                8.1 TERMINATION OF AGREEMENT.

                (a) This Agreement may be terminated at any time prior to the
Closing:

                (i) By the mutual written consent of Purchaser and the Company;
        or


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                (ii) By either Purchaser or the Company in writing if the
        Closing shall not have occurred on or before February 1, 1999; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                (iii) By either Purchaser or the Company if there shall be in effect any law, regulation or Order that prohibits the consummation of the Closing or if consummation of the Closing would violate any Order.

                8.2 EFFECT OF TERMINATION.

                If this Agreement is terminated in accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of Sections 5.7, 8.2, 11.7, 11.8, 11.10 and
11.11 shall remain in full force and effect, and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                                   ARTICLE IX

                                   DEFINITIONS

                The terms defined in this Article IX, whenever used in this Agreement, shall, unless the context otherwise requires, have the respective meanings hereinafter specified and, unless the context otherwise requires, words in the singular or in the plural shall each include the singular and the plural and the use of any gender shall include all genders.

                "AFFILIATE" of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act.

                "ASSOCIATE" of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act.

                "BUSINESS DAY" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York City are authorized or obligated by law to close.

                "CLOSING" shall have the meaning set forth in Section 1.2.

                "CLOSING DATE" shall have the meaning set forth in Section 1.2.

                "COMMISSION" shall mean the Securities and Exchange Commission.

                "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                "FAIR MARKET VALUE" of a share of Common Stock, as of a particular date, shall



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mean the average of the daily closing prices (i.e. the last reported sales price, regular way, for such day as reported on the NYSE) of the Common Stock for the period of 30 consecutive trading days commencing 35 trading days prior to such date.

                "GOVERNMENTAL ENTITY" shall mean any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign.

                "HOLDER" shall mean Purchaser and any Person acquiring Registrable Securities from Purchaser other than in an offering registered under the Securities Act or in a sale made pursuant to Rule 144 promulgated under the Securities Act.

                "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

                "LIEN" shall mean any security interest, claim, voting agreement, restriction, option, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever and any contingent or other agreement to provide any of the foregoing.

                "MSO" shall mean cable television multiple system operators.

                "MSO WARRANT ISSUANCE AGREEMENTS" shall have the meaning set forth in Section 2.2.

                "MATERIAL ADVERSE EFFECT" shall mean with respect to the Company or Purchaser, as the case may be, a material adverse effect on the business, operations, financial condition or results of operations of such party and its Subsidiaries taken as a whole, excluding effects reasonably attributable to the general state of the industry, to general economic conditions, to the transactions contemplated by this Agreement.

                "MEMBER" shall mean a member of the Purchaser Group.

                "NYSE" shall have the meaning set forth in Section 2.3.

                "NDTC" shall mean National Digital Television Center, Inc., a Colorado corporation and a subsidiary of Tele-Communications, Inc. and its Affiliates.

                "NDTC WARRANT ISSUANCE AGREEMENT" shall have the meaning set forth in Section 2.2.

                "ORDER" means any judgment, decree, order, writ, award, ruling, stipulation, injunction or determination of an arbitrator or court or other Governmental Entity.


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

                "PERMITTED TRANSFEREE" shall mean any wholly owned Subsidiary of Purchaser or Sony Corporation (Japan) who agrees to be bound by the terms of this Agreement to the same extent as Purchaser and such Subsidiary at all times remains wholly owned by Purchaser or Sony Corporation (Japan).

                "PERSON" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity or any government, or any agency or political subdivision thereof.

                "PROPRIETARY INFORMATION" shall mean all information about the Company furnished by or on behalf of the Company, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, and including any summaries or analyses thereof or other documents containing or reflecting any such information, whether prepared by the Company or Purchaser. Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its employees or advisors or (b) was or becomes available to Purchaser on a nonconfidential basis from a person other than the Company or one of its employees or advisors who is not otherwise bound by a confidentiality agreement with the Company, or, to the knowledge of Purchaser, is otherwise not under a contractual, legal, or fiduciary obligation to the Company not to transmit the information to Purchaser.

                "PURCHASE PRICE" shall have the meaning set forth in Section
1.1.

                "PURCHASER GROUP" shall mean (a) Purchaser, (b) any Subsidiary or direct or indirect parent of Purchaser, (c) any Affiliate of Purchaser controlled by Purchaser such that Purchaser has the power (including through negative control) to cause such Affiliate to comply with the terms of this Agreement applicable to Purchaser, and (d) any Person with whom Purchaser or any Person included in the foregoing clauses (b) or (c) is part of a 13D Group.

                "REGISTRABLE SECURITIES" shall mean the Shares and any securities which may be distributed in respect thereof or result therefrom, by way of stock dividend, stock split or other distribution, recapitalization, merger, consolidation, reclassification or reorganization or otherwise. As to any particular Registrable Securities once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

                "REGISTRATION EXPENSES" shall mean any and all expenses incident to performance of or compliance with Section 5.4, including, without limitation, (i) all Commission and stock exchange or National Association of Securities Dealers, Inc. registration, filing fees and listing expenses, (ii) all fees and expenses of complying with securities or blue sky laws (including


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

reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualification of any Shares), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, (v) the fees and disbursements of counsel retained in connection with such registration by Holders of the Shares being registered, (vi) all roadshow and related expenses of the Company and the underwriters, and (vii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, including the fees and expenses of any special experts retained in connection with the requested registration.

                "RESTRICTED PERIOD" shall have the meaning set forth in Section 5.1.

                "SEC REPORTS" shall have the meaning set forth in Section 2.5.

                "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                "SUBSIDIARY" shall mean, when used with respect to any party means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such party owns 50% or more of the outstanding voting securities or economic interest.

                "13D GROUP" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Common Stock would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

                10.1 SURVIVAL.

                The representations and warranties of the Company and Purchaser contained in this Agreement shall survive the Closing, but shall terminate on the first anniversary of the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 10.2 (a)(i) or Section 10.3(a)(i) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Each party shall have no indemnification obligation with respect to any indemnification claim made for breach of a representation or warranty contained in this Agreement if such claim is made after the end of the applicable survival period.


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

                  10.2 INDEMNIFICATION BY PURCHASER. (a) Purchaser hereby agrees that it shall indemnify, defend and hold harmless the Company, its Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Company Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Company Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Purchaser contained in this Agreement and (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement.

                (b) As to any Losses with respect to the matters contained in
Section 10.2(a)(i), Purchaser shall be liable to the Company Indemnified Parties to the extent (but only to the extent) the Losses therefrom exceed an aggregate amount equal to $1,000,000.

                10.3 INDEMNIFICATION BY THE COMPANY.

                (a) The Company hereby agrees that it shall defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Purchaser Indemnified Parties"; collectively with the Company Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by the Company contained in this Agreement, and (ii) any breach of any covenant or agreement of the Company contained in this Agreement.

                (b) As to any Losses with respect to the matters contained in
Section 10.3(a)(i), the Company shall be liable to the Purchaser Indemnified Parties to the extent (but only to the extent) the Losses therefrom exceed an aggregate amount equal to $1,000,000.

                10.4 INDEMNIFICATION PROCEDURES.

                With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder (other than claims for which indemnification is provided under Section 5.4, which shall be resolved in accordance therewith) shall be asserted and resolved as set forth in this
Section 10.4. In the event that any written claim or demand for which an indemnifying party, the Company or Purchaser, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); PROVIDED, HOWEVER, that if the Claim Notice has


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

been given within any applicable survival period, failure to notify the Indemnifying Party within such 30-day period shall relieve the Indemnifying Party of its indemnification obligation only to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; PROVIDED, HOWEVER, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Sections 10.3(b) and (c) hereof. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings using counsel reasonably satisfactory to the Indemnified Party and shall have the power to direct and control such defense with counsel satisfactory to the Indemnified Party, and such Indemnified Party may participate in such defense, which participation by the Indemnified Party will be at its expense unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, (ii) the Indemnified Party shall have been advised by its counsel in writing that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct and control the defense of such action on behalf of the Indemnified Party) or (iii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action, in each of which cases, the expenses and fees of the Indemnified Party's counsel shall be at the expense of the Indemnifying Party. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours and upon reasonable notice, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. Regardless of which Person assumes control of the defense of any claim, each party shall cooperate in the defense thereof. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). The Indemnifying Party shall not consent to the entry of judgment or any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such claim or litigation or which requires the Indemnified Party to concede any fault or wrong-doing.

                                   ARTICLE XI

                                  MISCELLANEOUS

                11.1 ENTIRE AGREEMENT.

                This Agreement and the Joint Development Agreement constitute the sole


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

understanding of the parties with respect to the subject matter hereof.

                11.2 SUCCESSORS AND ASSIGNS.

                Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's successors and permitted assigns.

                11.3 ASSIGNMENT.

                Other than as expressly set forth herein, neither this Agreement nor any rights or obligations hereunder shall be assignable.

                11.4 COUNTERPARTS.

                This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                11.5 HEADINGS.

                The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                11.6 NO WAIVER.

                No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breech of this Agreement other than with respect to the condition so waived.

                11.7 FEES AND EXPENSES.

                The Company and Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

                11.8 NOTICES.

                notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows (or to such other address as shall be furnished in writing to the other parties hereto):

      if to the Company to:


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

              General Instrument Corporation
              101 Tournament Drive
              Horsham, Pennsylvania 19044
              Attention: General Counsel
              Telephone: 215-323-1000
              Telecopier: 215-323-1293

      with a copy to:

              Fried, Frank, Harris, Shriver & Jacobson
              One New York Plaza
              New York, New York 10004
              Attention:  Lois Herzeca
              Telephone:  212-859-8000
              Telecopier:  212-859-4000

      if to Purchaser to:
              Sony Corporation of America
              550 Madison Avenue
              New York, New York 10022
              Attention:  Legal Department
              Telephone: 212-833-6828
              Telecopier: 212-833-4579

      with a copy to:

              White & Case
              1155 Avenue of the Americas
              New York, NY 10036-2787
              Attention:  William F. Wynne, Jr.
              Telephone:  212-819-8200
              Telecopier:  212-354-8113

      Any notice shall be deemed given upon receipt.

                11.9 AMENDMENTS.

                This Agreement may be amended, supplemented or waived only by a subsequent writing signed by each of the parties hereto.

                11.10 GOVERNING LAW.

                THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

                11.11 CONSENT TO JURISDICTION.


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                Each of Purchaser and the Company consents and submits to the exclusive jurisdiction of the courts of the State of New York and of the courts of the United States for the Southern District of the State of New York for all purposes of this Agreement and any related document to which it is a party, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and thereof (and agree not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.8 shall be effective service of process for any such litigation brought in any such court. Each of Purchaser and the Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any such litigation in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or clam in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                11.12 SPECIFIC PERFORMANCE.

                Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                        GENERAL INSTRUMENT CORPORATION

                                        By: /s/ Edward D. Breen
                                           -------------------------------------
                                           Name: Edward D. Breen
                                           Title: Chief Executive Officer

                                        SONY Corporation of America

                                        By: /s/ Howard Stringer
                                           -------------------------------------
                                           Name: Howard Stringer
                                           Title: President


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